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                                                                   Exhibit 8.1

                                                       _____________ __, 199__

ContiSecurities Asset Funding Corp.
3811 West Charleston Boulevard
Las Vegas, Nevada  89102

                  Re:      ContiSecurities Asset Funding Corp.
                           Home Equity Loan Trust
                           Series 199  -


Ladies and Gentlemen:

         We have acted as counsel to ContiSecurities Asset Funding Corp. in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Home Equity Loan Pass-Through Certificates, Series 199__- ("Certificates") which the Registrant plans to offer in series.

         The opinion contained in the relevant prospectus supplement constitutes a part of the Registration Statement under the heading "Certain Federal Income Tax Consequences", to the extent they constitute legal conclusions with respect to matters federal law, have been prepared by us and, in our opinion, provide a fair and accurate summary of such law or conclusions.

         We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine in the Registration Statement and related prospectus under the heading "Certain Federal Income Tax Consequences."


                                                      Very truly yours,